                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*

                             TOPS APPLIANCE CITY INC
                            ____________________________
                                (Name of Issuer)


                               CONVERTIBLE BONDS
                           _________________________
                         (Title of Class of Securities)

                                   890910AB
                          __________________________
                                (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 890910AB

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BEA ASSOCIATES
               13-3580284

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

                        5.     SOLE VOTING POWER      0

NUMBER OF               6.     SHARED VOTING POWER    0
SHARES
BENEFICIALLY
OWNED BY
EACH                    7.     SOLE DISPOSITIVE POWER    0
REPORTING
PERSON                  8.     SHARED DISPOSITIVE POWER  0
WITH


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

                   N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.00%

12.      TYPE OF REPORTING PERSON*

                  Investment Advisor


                                *SEE INSTRUCTION

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Amendment No.1:

Item 1 (a)        Name of issuer:

                       TOPS APPLIANCE CITY INC

Item 1 (b)        Address of issuer's principal executive offices:

                       45 BRUNSWICK AVENUE
                       EDISON, NJ 08818

Item 2 (a)        Name of person filing:

                        BEA ASSOCIATES

Item 2 (b)        Address of principal business office:

                        153 EAST 53RD STREET
                        NEW YORK, NEW YORK 10022

Item 2 (c)        Citizenship:      United States

Item 2 (d)        Title of class of securities:    CONVERTIBLE BONDS

Item 2 (e)        Cusip No.:  890910AB

Item 3            Type of Person: Investment Advisor

Item 4 (a)        Amount beneficially owned:  0

Item 4 (b)        Percent of class:  0.00%

Item 4 (c)         (i)    sole power to vote:      0
                   (ii)   shared power to vote:    0
                   (iii)  sole power to dispose:   0
                   (iv)   shared power to dispose: 0

Item 5   Ownership of 5 percent or less of a class:   Not Applicable

Item 6   Ownership of more than 5 percent on behalf of another
         person:    Not Applicable

Item 7   Identification and classification of subsidiary:    Not Applicable



Item 8 Identification and classification of members of the group: Not Applicable

Item 9   Notice of dissolution of the group:    Not Applicable

Item 10  Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                     APRIL 6, 1998
                                     --------------------------------
                                     Date

                                     /s/ HAL LIEBES
                                     --------------------------------
                                     HAL LIEBES
                                     SVP/GENERAL COUNSEL